ARTICLES OF INCORPORATION
                                       OF
                      WIRELESS CABLE & COMMUNICATIONS, INC.



         The undersigned natural person over the age of 18 years, acting as the incorporator of a corporation under the Nevada domestic and foreign corporation laws, as codified at Chapter 78 of the Nevada Revised Statutes ("Statutes"), adopts the following articles of incorporation for such corporation:

                                    ARTICLE I
         The name of the corporation is Wireless Cable & Communications, Inc. (the "Corporation").

                                   ARTICLE II
         The name of the natural person or corporation designated as the Corporation's resident agent and the street address of the resident agent where process may be served upon the Corporation is: The Corporation Trust Company of Nevada, One East first Street, Reno, Nevada 89501. The acknowledgment of the resident agent's acceptance of that position is set forth below.

                                   ARTICLE III
         The Corporation shall have authority to issue Twenty Million (20,000,000) shares of stock. Fifteen Million (15,000,000) of such shares are designated "Common Stock" and Five Million (5,000,000) shares are designated "Preferred Stock". The holder of each share of Common Stock and Preferred Stock shall have one vote on all matters, and shall not be entitled to vote as a class unless otherwise provided by law or by the board of directors, which may restrict the voting rights of any series of Preferred Stock in the exercise of its discretion granted pursuant to the following paragraph.
         The board of directors shall prescribe the classes, series and the number of each class or series of the Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of the Preferred Stock.

         All shares of stock shall have a par value of One Hundredth of One Dollar (.01).

                                   ARTICLE IV
         The members of the governing board of the Corporation shall be styled as "Directors". The initial board of directors shall be comprised of three directors, whose names and addresses are set forth below:

                           Lance D'Ambrosio
                           102 West 500 South Suite 320
                           Salt Lake City, Utah  84101

                           Troy D'Ambrosio
                           102 West 500 South Suite 320
                           Salt Lake City, Utah  84101

                           George Sorenson
                           102 West 500 South Suite 320
                           Salt Lake City, Utah  84101

                                    ARTICLE V
         The name and post office address of the incorporator signing these Articles of Incorporation is as follows:

                           William R. Gray
                           Parsons Behle & Latimer
                           201 South Main Street, Suite 1800
                           P.O. Box 45898
                           Salt Lake City, Utah  84145-0898

                                   ARTICLE VI
         To the fullest extent permitted by the Statutes, or any other applicable law as now in effect or as may hereafter be amended, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of his or her fiduciary duty as a director or officer.

                                   ARTICLE VII
         The Corporation shall indemnify any person who is or was a Director, officer employee or agent of the Corporation to the fullest extent allowed by the Statutes, or any other applicable law as now in effect or as may hereafter be amended, except as may be limited by the bylaws of the Corporation from time to time in effect.
                                  ARTICLE VIII
         The Corporation shall not be governed by Statutes sections 78.411 to 78.444, inclusive.

         IN WITNESS WHEREOF, the undersigned has subscribed his name this 19th day of July, 1995.

                                          WIRELESS CABLE & COMMUNICATIONS, INC.

                                          /s/ William R. Gray
                                          William R. Gray, Incorporator

STATE OF UTAH   )
                           : ss.
COUNTY OF SALT LAKE  )

         I, a Notary Public, hereby certify that on the 19th day of July, 1995, personally appeared before me William R. Gray, being by me first duly sworn, declared that he is the person who signed the foregoing Articles of Incorporation as incorporator and the statements therein contained are true.

                              /s/ Joyce J. Pollard
                              Notary Public
                              Residing at: Salt Lake County, Utah





                          ACCEPTANCE BY RESIDENT AGENT

         The Corporation Trust Company of Nevada hereby accepts appointment as resident agent for the Corporation.

                                        By:/s/ Marcia J. Sunahara
                                        Its: Assistant Vice President